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                                                                  Exhibit 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-effective Amendment No. 1 to the Registration Statement of Salomon Smith Barney Holdings Inc. and SSBH Capital I, II, III and IV on Form S-3 (No. 333-38931) of our report dated January 25, 1999, relating to the consolidated statements of financial condition of Salomon Smith Barney Holdings Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows, and changes in stockholder's equity for each of the three years in the period ended December 31, 1998, which is included in the Form 10-K of Salomon Smith Barney Holdings Inc. for the year ended December 31, 1998. We also consent to the reference of our firm under the caption "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

New York, New York
June 30, 1999